May 2, 2012

Sol & Tina Waxman Family Foundation is lending Innovative Designs, Inc the amount of $100,000 Dollars, at an interest rate of 10%, Repayment of $110,000 interest included will be made by December 20, 2012.

As collateral for this loan, Joseph Riccelli is pledging stock certificate #1766 for 250,000 shares of IVDN stock. In the event the above-mentioned loan is not repaid as stated, the Sol & Tina Waxman Foundation will have the right to receive ownership of this stock certificate. Joseph Riccelli will personally guarantee this loan.

Upon repayment of this loan, the stock certificate is to be returned to Joseph Riccelli, completing this agreement.

/s/ Jeffrey M. Stone, President

Sol & Tina Waxman Family Foundation

Jeffrey M. Stone, President

/s/ Joseph Riccelli, CEO

Joseph Riccelli, CEO

/s/ Gregory P. Domian

(Witness) – Gregory P. Domian